Exhibit 25.1

CONFORMED COPY

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-l

STATEMENT OF ELIGIBILITY UNDER THE TRUST

INDENTURE ACT OF 1939 OF A CORPORATION

DESIGNATED TO ACT AS TRUSTEE

CHECK IF AN APPLICATION TO DETERMINE

ELIGIBILITY OF A TRUSTEE PURSUANT TO

SECTION 305(b)(2)

HSBC Bank USA, National Association

(Exact name of trustee as specified in its charter)

Delaware	20-1177241
(Jurisdiction of incorporation or organization if not a U.S. national bank)	(I.R.S. Employer Identification No.)

90 Christiana Road

New Castle, Delaware 19702

(Address including zip code of principal executive offices)

Warren L. Tischler, SVP

HSBC Bank USA

452 Fifth Avenue

New York, New York 10018-2706

Tel: (212) 525-1311

(Name, address and telephone number of agent for service)

Tele Norte Leste Participações S.A.

(Exact name of obligor as specified in its charter)

The Federative Republic of Brazil	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Rua Humberto de Campos, 425/8° andar-Leblon 22430-190 Rio de Janeiro, RJ, Brazil (55-21)3131-1314	Not Applicable
(Address of principal executive offices)	(Zip Code)

8.0% Notes due 2013

(Title of Indenture Securities)

General

Item 1.	General Information.

Furnish the following information as to the trustee:

(a) Name and address of each examining or supervisory authority to which it is subject.

Comptroller of the Currency, New York, NY

Federal Deposit Insurance Corporation, Washington, D.C.

Board of Governors of the Federal Reserve System, Washington, D.C.

(b) Whether it is authorized to exercise corporate trust powers.

Yes.

Item 2.	Affiliations with Obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation.

None.

Item 3.-15.	Not Applicable

Item 16.	List of Exhibits

Exhibit

T1A(i)	Copy of the Articles of Association of HSBC Bank USA, National Association.

T1A(ii)	Certificate of the Comptroller of the Currency dated July 1, 2004 as to the authority of HSBC Bank USA, National Association to commence business.

T1A(iii)	Not applicable.

T1A(iv)	Copy of the existing By-Laws of HSBC Bank USA, National Association.

T1A(v)	Not applicable.

T1A(vi)	(1) Consent of HSBC Bank USA required by Section 321(b) of the Trust Indenture Act of 1939.

T1A(vii)	Copy of the latest report of condition of HSBC Bank USA (March 31, 2004), published pursuant to law or the requirement of its supervisory or examining authority.

T1A(viii)	Not applicable.

T1A(ix)	Not applicable.

(1)	Exhibit previously filed with the Securities and Exchange Commission with Registration No. 333-113911 and incorporated herein by reference thereto.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, the Trustee, HSBC Bank USA, National Association, a national banking association organized and existing under the laws of the United States of America has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of New York and State of New York on the 12th day of August, 2004.

HSBC BANK USA, National Association

By:	/s/ Wendy Zhang
Wendy Zhang
Assistant Vice President

EXHIBIT T1A(i)

Filed
Comptroller of The Currency
Northeastern District

Date 6/30/04

HSBC Bank USA, National Association

Articles of Association

For the purpose of organizing an association to perform any lawful activities of national banks, the undersigned enter into the following Articles of Association:

FIRST. The title of this association shall be HSBC Bank USA, National Association.

SECOND. The main office of the association shall be located in the City of New Castle, County of New Castle, and State of Delaware.

The general business of the association shall be conducted at its main office and its branches.

THIRD. The board of directors of this association shall consist of not less than five nor more than twenty-five persons, the exact number to be fixed and determined from time to time by resolution of a majority of the full board of directors or by resolution of a majority of the shareholders at any annual or special meeting thereof. Each director shall own common or preferred stock of the association or of a holding company owning the association, with either an aggregate par, fair market, or equity value of $1,000. Determination of these values may be based as of either (i) the date of purchase, or (ii) the date the person became a director, whichever value is greater. Any combination of common or preferred stock of the association or holding company may be used.

Any vacancy in the board of directors may be filled by action of a majority of the remaining directors between meetings of shareholders. The board of directors may not increase the number of directors between meetings of shareholders to a number which: (1) exceeds by more than two the number of directors last elected by shareholders when the number was 15 or less; or (2) exceeds by more than four the number of directors last elected by shareholders where the number was 16 or more, but in no event shall the number of directors exceed 25.

Terms of directors, including directors selected to fill vacancies, shall expire at the next regular meeting of shareholders at which directors are elected, unless they resign or are removed from office.

Despite the expiration of a director’s term, the director shall continue to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors and his or her position is eliminated.

FOURTH. There shall be an annual meeting of the shareholders to elect directors and transact whatever other business may be brought before the meeting. It shall be held at the main office or any other convenient place the board of directors may designate, on the day of each year specified therefore in the Bylaws. If no election is held on the day fixed, or in the event of a legal holiday on the following banking day, an election may be held on any subsequent day within 60 days of the day fixed, to be designated by the board of directors, or, if the directors fail to fix the day, by shareholders representing two-thirds of the shares issued and outstanding. In all cases at least 10 days advance notice of the meeting shall be given to the shareholders by first class mail.

A director may resign at any time by delivering written notice to the board of directors, its chairman, or to the association, which resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

A director may be removed by shareholders at a meeting called to remove him or her, when notice of the meeting states that the purpose or one of the purposes is to remove him or her, if there is a failure to fulfill one of the affirmative requirements for qualification, or for cause, provided that, however, a director may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

FIFTH. The authorized amount of capital stock of this association shall be 50,000 shares of common stock of the par value of one hundred dollars ($100); but said capital stock may be increased or decreased from time to time, according to the provisions of the laws of the United States.

Unless otherwise specified in the Articles of Association or required bylaw, (1) all matters requiring shareholder action, including amendments to the Articles of Association must be approved by shareholders owning a majority voting interest in the outstanding voting stock, and (2) each shareholder shall be entitled to one vote per share.

Unless otherwise specified in the Articles of Association or required by law, all shares of voting stock shall be voted together as a class, on any matters requiring shareholder approval. If a proposed amendment would affect two or more classes or series in the same or a substantially similar way, all the classes or series so affected, must vote together as a single voting group on the proposed amendment.

The association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders. Obligations classified as debt, whether or not subordinated, which may be issued by the association without the approval of shareholders, do not carry voting rights on any issue, including an increase or decrease in the aggregate number of the securities, or the exchange or reclassification of all or part of securities into securities of another class or series.

SIXTH. The board of directors shall appoint one of its members president of the association, and one of its members chairperson of the board and shall have the

2

power to appoint one or more vice chairpersons, a chief executive officer, and one or more senior executive vice presidents, senior vice presidents, vice presidents, a secretary who shall keep minutes of the directors’ and shareholders’ meetings and be responsible for authenticating the records of the association, and such other officers and employees as may be required to transact the business of this association. A duly appointed officer may appoint one or more officers or assistant officers if authorized by the board of directors according to the Bylaws.

The board of directors shall have the power to:

(1) Define the duties of the officers, employees, and agents of the association.

(2) Delegate the performance of its duties, but not the responsibility for its duties, to the officers, employees, and agents of the association.

(3) Fix the compensation and enter into employment contracts with its officers and employees upon reasonable terms and conditions consistent with applicable law.

(4) Dismiss officers and employees.

(5) Require bonds from officers and employees and to fix the penalty thereof.

(6) Ratify written policies authorized by the association’s management or committees of the board.

(7) Regulate the manner in which any increase or decrease of the capital of the association shall be made, provided that nothing herein shall restrict the power of shareholders to increase or decrease the capital of the association according to law, and nothing shall raise or lower from two-thirds the percentage required for shareholder approval to increase or reduce the capital.

(8) Manage and administer the business and affairs of the association.

(9) Adopt initial Bylaws, not inconsistent with law or the Articles of Association, for managing the business and regulating the affairs of the association.

(10) Amend or repeal the Bylaws, except to the extent that the Articles of Association reserve this power in whole or in part to shareholders.

(11) Make contracts.

(12) Generally perform all acts that are legal for a board of directors to perform.

3

SEVENTH. The board of directors shall have the power to change the location of the main office to (1) any authorized branch within the limits of New Castle, without the approval of the shareholders, or with a vote of shareholders owning two-thirds of the stock of such association, (2) a location outside such limits and upon receipt of a certificate of approval from the Comptroller of the Currency, to any other location within or outside the limits of New Castle, but not more than 30 miles beyond such limits. The board of directors shall have the power to establish or change the location of any branch or branches of the association to any other location permitted under applicable law, without approval of shareholders, subject to approval by the Comptroller of the Currency.

EIGHTH. The corporate existence of this association shall continue until termination according to the laws of the United States.

NINTH. The board of directors of the association, or the shareholders owning a majority of the capital stock of this association, may call a special meeting of shareholders at any time. Unless otherwise provided by the Bylaws or the laws of the United States, or waived by shareholders, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least 10, and no more than 60, days prior to the date of the meeting to each shareholder of record at his/her address as shown upon the books of this association. Unless otherwise provided by the Bylaws, any action requiring approval of shareholders must be affected at a duly called annual or special meeting.

TENTH. The association may make or agree to make indemnification payments to an institution-affiliated party, as defined at by 12 USC § 1813(u); for an administrative proceeding or civil action initiated by any federal banking agency, that are reasonable and consistent with the requirements of 12 USC § 1828(k) and the implementing regulations thereunder.

The association may indemnify an institution-affiliated party, as defined by 12 USC § 1813(u), for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, in accordance with the law of the State of Delaware, provided such payments are consistent with safe and sound banking practices.

The association may purchase insurance for the purpose of indemnifying its directors, officers and other employees to the extent that such insurance coverage is permitted by applicable state and federal law. Such insurance may, but need not, be for the benefit of all directors, officers or employees.

ELEVENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of the association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the

4

holders of such greater amount. The association’s board of directors may propose one or more amendments to the Articles of Association for submission to the shareholders.

In witness whereof, we have hereunto set our hands this 24th of June, 2004.

/s/ William F. Aldinger	/s/ Salvatore H. Alfiero
William F. Aldinger	Salvatore H. Alfiero

/s/ Donald K. Boswell	/s/ James H. Cleave
Donald K. Boswell	James H. Cleave

/s/ Frances D. Fergusson	/s/ Douglas J. Flint
Frances D. Fergusson	Douglas J. Flint

/s/ Martin J. G. Glynn	/s/ Stephen K. Green
Martin J. G. Glynn	Stephen K. Green

/s/ Richard A. Jalkut	/s/ Peter Kimmelman
Richard A. Jalkut	Peter Kimmelman

/s/ Charles G. Meyer, Jr.	/s/ James L. Morice
Charles G. Meyer, Jr.	James L. Morice

/s/ Carole S. Taylor
Carole S. Taylor

5

EXHIBIT T1A(ii)

EXHIBIT T1A(iv)

HSBC Bank USA, National Association

Bylaws

Article I

Meetings of Shareholders

Section 1.1. Annual Meeting. The regular annual meeting of the shareholders to elect directors and transact whatever other business may properly come before the meeting, shall be held at the main office of the association, 90 Christiana Road, City of New Castle, County of New Castle, State of Delaware, or such other place as the Board may designate, at 1:30 P.M. on any business day during the month of April of each year. Notice of the meeting shall be mailed by first class mail, postage prepaid, at least 10 days and no more than 60 days prior to the date thereof, addressed to each shareholder at his/her address appearing on the books of the association. If, for any cause, an election of directors is not made on that date, an election may be held on any subsequent day within 60 days of the date fixed, to be designated by the Board of Directors (the “Board”), or, if the directors fail to fix the date, by shareholders representing two-thirds of the shares.

Section 1.2. Special Meetings. Except as otherwise specifically provided by statute, special meetings of the shareholders may be called for any purpose at any time by the Board or by the shareholders owning a majority of the capital stock of the association. Every such special meeting, unless otherwise provided by law, shall be called by mailing, postage prepaid, not less than 10 days nor more than 60 days prior to the date fixed for the meeting, to each shareholder at the address appearing on the books of the association a notice stating the purpose of the meeting.

The Board may fix a record date for determining shareholders entitled to notice and to vote at any meeting, in reasonable proximity to the date of giving notice to the shareholders of such meeting. The record date for determining shareholders entitled to demand a special meeting is the date the first shareholder signs a demand for the meeting describing the purpose or purposes for which it is to be held.

A special meeting may be called by shareholders or the Board to amend the Articles of Association or Bylaws, whether or not such Bylaws may be amended by the Board in the absence of shareholder approval.

If an annual or special shareholders’ meeting is adjourned to a different date, time, or place, notice need not be given of the new date, time or place, if the new date, time or place is announced at the meeting before adjournment, unless any additional items of business are to be considered, or the association becomes aware of an intervening event materially affecting any matter to be voted on more than 10 days prior to the date to which the meeting is adjourned. If a new record date for the adjourned meeting is fixed, however, notice of the adjourned meeting must be given to persons who are shareholders as of the new record date.

Section 1.3. Nominations of Directors. Nominations for election to the Board may be made by the Board or by any shareholder of any outstanding class of capital stock of the association entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the association, shall be made in writing and shall be delivered or mailed to the President of the association not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors, provided that, however, if less than 21 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the association no later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder:

(1)	The name and address of each proposed nominee.

(2)	The principal occupation of each proposed nominee.

(3)	The total number of shares of capital stock of the association that will be voted for each proposed nominee.

(4)	The name and residence address of the notifying shareholder.

(5)	The number of shares of capital stock of the association owned by the notifying shareholder.

Nominations not made in accordance herewith may, in his/her discretion, be disregarded by the chairman of the meeting, and upon his/her instructions, the vote tellers may disregard all votes cast for each such nominee.

Section 1.4. Proxies. Shareholders may vote at any meeting of the shareholders by proxies duly authorized in writing, but no officer or employee of this association shall act as proxy. Proxies shall be valid only for one meeting, to be specified therein, and any adjournments of such meeting. Proxies shall be dated and filed with the records of the meeting. Proxies with facsimile signatures may be used and unexecuted proxies may be counted upon receipt of a written confirmation from the shareholder. Proxies meeting the above requirements submitted at any time during a meeting shall be accepted. Any action required to be taken at an annual or special meeting of shareholders may be taken without a meeting by written consent setting forth the action and signed by the holders of outstanding shares having not less than the minimum number of shares necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Section 1.5. Quorum. A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, unless otherwise provided by law, or by the shareholders or directors pursuant to section 9.2, but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, unless otherwise provided by law or by the Articles of Association, or by the shareholders or directors pursuant to section 9.2.

Article II

Directors

Section 2.1. Board. The Board shall have the power to manage and administer the business and affairs of the association. Except as expressly limited by law, all corporate powers of the association shall be vested in and may be exercised by the Board.

Section 2.2. Number. The Board shall consist of no less than five nor more than twenty-five persons, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of a majority of the shareholders at any meeting thereof.

Section 2.3. Organization Meeting. The Cashier or Secretary, upon receiving the result of any election, shall notify the directors-elect of their election and of the time and place at which they are required to meet to organize the new Board and elect and appoint officers of the association for the succeeding year. Such meeting shall be held on the day of the election or as soon thereafter as practicable, and, in any event, within 30 days thereof. If, at the time fixed for such meeting, there shall not be a quorum, the directors present may adjourn the meeting, from time to time, until a quorum is obtained.

Section 2.4. Regular Meetings. The regular meetings of the Board shall be held at the time and location designated by the Board. No notice of a regular meeting shall be required if the meeting is held according to a schedule of regular meetings approved by the Board. Members of the Board may participate in regular or special meetings by means of conference telephone or similar communications equipment by which all persons participating can hear each other. Such participation shall constitute presence in person.

Section 2.5. Special Meetings. Special meetings of the Board may be called by the Chairman, President, Chief Executive Officer of Secretary of the association, or at the request of three or more directors. Each member of the Board shall be given notice of each special meeting stating the time and place by telegram, telephone, or similar electronic means or in person at least one day prior to such meeting, or by mail at least three days prior.

Section 2.6. Quorum. A majority of the director positions on the Board shall constitute a quorum at any meeting, except when otherwise provided by law, or the Bylaws, but a lesser number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. If the number of directors is reduced below the number that would constitute a quorum, no business may be transacted, except selecting directors to fill vacancies in conformance with section 2.7.

If a quorum is present, the Board may take action through the vote of a majority of the directors who are in attendance.

Section 2.7. Vacancies. When any vacancy occurs among the directors, a majority of the remaining members of the Board, according to the laws of the United States, may appoint a director to fill such vacancy at any regular meeting of the Board, or at a special meeting called for that purpose at which a quorum is present, or if the directors remaining in office constitute fewer than a quorum of the Board, by the affirmative vote of a majority of all the directors remaining in office, or by shareholders at a special meeting called for that purpose, in conformance with section 1.2. A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date) may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

Section 2.8. Removal of Directors. Any director may be removed either with or without cause, at any time, by a vote of the holders of a majority of the shares of the association at any meeting of shareholders called for that purpose. A director may be removed for cause by vote of a majority of the full Board.

Section 2.9. Action by the Board. Except as otherwise provided by law, corporate action to be taken by the Board shall mean such action at a meeting of the Board or the Executive Committee of the Board. Any action required or permitted to be taken by the Board, the Executive Committee or any other committee of the Board may be taken without a meeting if all members of the Board or the committee consent in writing to a resolution authorizing the action. The resolution and the written consents thereto shall be filed with the minutes of the proceedings of the Board or committee. Any one or more members of the Board or any committee may participate in a meeting of the Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 2.10. Advisory and Regional Boards. The Board, the Chairman of the Board, the President, the Chief Executive Officer, or any Regional President, may establish Advisory Boards or Regional Boards and committees thereof for any one or more of the association’s regions, offices, or departments, and make or authorize appointments to be made thereto. Appointees to such boards and committees need not be shareholders, directors, or officers of the Association, and they shall have and perform only such functions as may be assigned to them; shall serve at the pleasure of; and shall be compensated by fees fixed by the Board, the Chairman of the Board, the President, the Chief Executive Officer or the Regional President making the appointment.

Article III

Committees of the Board

Section 3.1. Audit Committee. There shall be an Audit Committee composed of no less than two (2) directors, exclusive of any active officers, appointed by the Board annually or more often. The duty of the Audit Committee shall be to examine at least once during each calendar year and within 15 months of the last examination the affairs of the association or cause suitable examinations to be made by auditors responsible only to the Board and to report the result of such examination in writing to the Board at the next regular meeting thereafter. Such report shall state whether the association is in a sound condition, and whether adequate internal controls and procedures are being maintained and shall recommend to the Board such changes in the manner of conducting the affairs of the association as shall be deemed advisable.

Section 3.2. Human Resources Committee. There shall be a Human Resources Committee to review and make recommendations with respect to the appointment and compensation of such officers and employees as the Board by resolution shall from time to time determine, including incentive compensation programs, and to counsel management with respect to general human resources related matters.

Section 3.3. Fiduciary Committee. There shall be a Fiduciary Committee to review matters related to the association’s responsibilities to its customers, employees and the communities its serves, including review of:

(i) the activities of the Employee Benefit Plan Administration Committee and the Employee Benefit/Retirement Plan Investment Committee, and the operations of the various benefit programs maintained by the association for its employees,

(ii) the association’s contribution policies and performance,

(iii) the association’s compliance with the Community Reinvestment Act and general performance in serving the communities where it is located,

(iv) the activities of the association’s Trust and Investment Management Committee, including its investment performance and proxy voting record, and

(v) the activities of the association’s Issuer Services Fiduciary Committee and Fiduciary Risk Management Committee.

Section 3.4. Executive Committee. There shall be an Executive Committee composed of not less than three (3) directors, appointed by the Board annually or more often. The Executive Committee shall have power to review, set, and make changes to salaries annually or more often, approve capital expenditures, and to exercise, when the Board is not in session, all other powers of the Board that may be lawfully delegated. The Executive Committee shall keep minutes of its meetings, and such minutes shall be submitted at the next regular meeting of the Board at which a quorum is present, and any action taken by the Board with respect thereto shall be entered in the minutes of the Board.

Section 3.5. Other Committees. The Board may appoint, from time to time, from its own members, compensation, special litigation and other committees of one or more persons, for such purposes and with such powers as the Board may determine.

However, a committee may not:

(1)	Authorize distributions of assets or dividends.

(2)	Approve action required to be approved by shareholders.

(3)	Fill vacancies on the Board or any of its committees.

(4)	Amend the Articles of Association.

(5)	Adopt, amend, or repeal the Bylaws.

(6)	Authorize or approve the issuance or sale, or contract for sale, of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares.

Article IV

Officers and Employees

Section 4.1. Appointment of Officers. At its annual meeting following the annual meeting of shareholders, the Board shall appoint from among its members a Chairman of the Board, one or more Vice Chairmen, a President, a Chief

Executive Officer, and a Secretary. The Chairman of the Board or the President may also be appointed as the Chief Executive Officer. At such meeting, the Board may also appoint one or more Vice Chairmen, Executive Vice Presidents, Senior Vice Presidents, and Vice Presidents, and may at such meeting or at other meetings of the Board appoint such other officers as it may determine from time to time. The Board may also authorize a committee of the Board to appoint such officers as are not required to be appointed by the Board at a meeting.

Section 4.2 Duties of the Chairman of the Board. The Chairman of the Board shall serve at the Board’s pleasure. Such person shall preside at all meetings of the Board. The chairman of the Board shall supervise the carrying out of the policies adopted or approved by the Board; shall have general executive powers, as well as the specific powers conferred by these Bylaws; and shall have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned by the Board.

Section 4.3 Duties of the President. In the absence of the Chairman, or Vice Chairman if one is appointed, the President shall preside at any meeting of the Board. The President shall have general executive powers, and shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the office of President, or imposed by these Bylaws. The President shall also have and may exercise such further powers and duties as from time-to-time may be conferred, or assigned by the Board.

Section 4.4 Duties of the Chief Executive Officer. The Chief Executive Officer shall exercise general supervision over the policies and business affairs of the association and the carrying out of the policies adopted or approved by the Board. Except as otherwise provided by these Bylaws, the Chief Executive Officer shall have the power to determine the duties of other officers of the Bank and to employ and discharge officers and employees. Except as otherwise provided by the Bylaws or the Board, the Chief Executive Officer shall be a member ex officio of all committees authorized by these Bylaws or created by the Board. In the absence of the Chairman of the Board and the President, the Chief Executive Officer shall preside at all meetings of the Board and of the shareholders.

Section 4.5. Regional Presidents. The Board may appoint one or more Regional Presidents. Each Regional President shall have such powers and duties as may be assigned by the Board or the Chief Executive Officer.

Section 4.6. Executive and Other Senior Officers. The Board shall by resolution determine from time to time those officers who appointment shall require approval by the Board or a committee of the Board. Each such officer shall have such powers and duties as may be assigned by the Board, a committee of the Board, the President or the Chief Executive Officer.

Section 4.7. Secretary or Cashier. The Board shall appoint a Secretary, Cashier, or other designated officer who shall be Secretary of the Board and of the association, and shall keep accurate minutes of all meetings. The Secretary shall attend to the giving of all notices required by these Bylaws; shall be custodian of the corporate seal, records, documents, and papers of the association; shall provide for the keeping of proper records of all transactions of the association; shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the office of Cashier, or imposed by these Bylaws; and shall also perform such other duties as may be assigned from time-to-time, by the Board.

Section 4.8. Other Officers. The President or the Chief Executive Officer or his designee may appoint all officers whose appointment does not require approval by the Board or a committee of the Board and assign to them such titles as from time to time may appear to be required or desirable to transact the business of the Association. Each such officer shall have such powers and duties as may be assigned by the Board, the President or the Chief Executive Officer.

Section 4.9. Tenure of Office. The President and all other officers shall hold office for the current year for which the Board was elected, unless they shall resign, become disqualified, or be removed; and any vacancy occurring in the office of President shall be filled promptly by the Board.

Section 4.10. Compensation. The Board shall by resolution determine from time to time the officers whose compensation will require approval by the Board or a committee of the Board. The Chief Executive Officer shall fix the compensation of all officers and employees whose compensation does not require approval by the Board or a committee of the Board.

Section 4.11. Resignation. An officer may resign at any time by delivering notice to the association. A resignation is effective when the notice is given unless the notice specifies a later effective date.

Article V

Fiduciary Activities

Section 5.1. Trust Officer. The Board shall appoint a Trust Officer or Officers or Committee or Committees of the association whose duties shall be to manage, supervise, and direct all fiduciary activities. Such persons or Committees shall do or cause to be done all things necessary or proper in carrying on the fiduciary business of the association according to provisions of law and applicable regulations; and shall act pursuant to opinion of counsel when such opinion is deemed necessary. Opinions of counsel shall be retained on file in connection with all important matters pertaining to fiduciary activities. The Trust Officer or Officers or Committee or Committees shall be responsible for all assets and documents held by the association in connection with fiduciary matters.

The Board may appoint other Trust Officers as it may deem necessary, with such duties as may be assigned.

Section 5.2. Fiduciary Files. There shall be maintained by the association all fiduciary records necessary to assure that its fiduciary responsibilities have been properly undertaken and discharged.

Section 5.3. Trust Investments. Funds held in a fiduciary capacity shall be invested according to the instrument establishing the fiduciary relationship and local law. Where such instrument does not specify the character and class of investments to be made and does not vest in the association a discretion in the matter, funds held pursuant to such instrument shall be invested in investments in which corporate fiduciaries may invest under local law.

Article VI

Stock and Stock Certificates

Section 6.1. Transfers. Shares of stock shall be transferable on the books of the association, and a transfer book shall be kept in which all transfers of stock shall be recorded. Every person becoming a shareholder by such transfer shall, in proportion to his or her shares, succeed to all rights of the prior holder of such shares. The Board may impose conditions upon the transfer of the stock reasonably calculated to simplify the work of the association for stock transfers, voting at shareholder meetings, and related matters, and to protect it against fraudulent transfers.

Section 6.2. Stock Certificates. Certificates of stock shall bear the signature of the President (which may be engraved, printed, or impressed), and shall be signed manually or by facsimile process by the Secretary, Assistant Secretary, Cashier, Assistant Cashier, or any other officer appointed by the Board for that purpose, to be known as an authorized officer, and the seal of the association shall be impressed or engraved thereon. Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the association property endorsed.

The Board may adopt or use procedures for replacing lost, stolen, or destroyed stock certificates as permitted by law.

Article VII

Corporate Seal

The President, the Cashier, the Secretary, or any Assistant Cashier or Assistant Secretary, or other officer thereunto designated by the Board, shall have authority to affix the corporate seal to any document requiring such seal and to attest the same. Such seal shall be substantially in the following form:

( Impression )

(        of         )

(      Seal       )

Article VIII

Miscellaneous Provisions

Section 8.1. Fiscal Year. The fiscal year of the association shall be the calendar year.

Section 8.2.(a) Execution of Instruments. All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted on behalf of the association by the Chairman of the Board, or the President, or the Chief Executive Officer, or any Vice President, or the Secretary, or the Cashier, or any other officer, employee or agent designated by the Board or the Chief Executive Officer or his or her designee, or, if in connection with the exercise of fiduciary powers of the association, by any of those officers or by any trust officer. Any such instruments may also be executed, acknowledged, verified, delivered or accepted on behalf of the association in such other manner and by such other officers as the Board may from time to time direct. The provisions of this section 8.2 are supplementary to any other provision of these Bylaws.

(b) When required, the Secretary or any officer or agent designated by the Board or the Chief Executive Officer or his designee shall countersign and certify all bonds or certificates issued by the Bank as trustee, transfer agent, registrar or depository. The Chief Executive Officer or any officer designated by the Board or the Chief Executive Officer or his or her designee shall have the power to accept in behalf of the Bank any guardianship, receivership, executorship or other special or general trust permitted by law. Each of the foregoing authorizations shall be at the pleasure of the Board, and each such authorization by the Chief Executive Officer or his or her designee also shall be at the pleasure of the Chief Executive Officer.

Section 8.3. Records. The Articles of Association, the Bylaws, and the proceedings of all meetings of the shareholders, the Board, and standing committees of the Board, shall be recorded in appropriate minute books provided for that purpose. The minutes of each meeting shall be signed by the Secretary, Cashier, or other officer appointed to act as Secretary of the meeting.

Section 8.4. (a) Indemnification. The association may make or agree to make indemnification payments to an institution-affiliated party, as defined by 12 USC § 1813(u), for an administrative proceeding or civil action initiated by any federal banking agency, that are reasonable and consistent with the requirements of 12 USC § 1828(k) and its implementing regulations. The association may indemnify an institution-affiliated party, as defined by 12 USC § 1813(u), for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, in accordance with the law of the State of Delaware, provided such payments are consistent with safe and sound banking practices.

(b) Insurance. The Association may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Association or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Association would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law, as the same exists or may hereafter be amended.

Article IX

Bylaws

Section 9.1. Inspection. A copy of the Bylaws, and all amendments shall at all times be kept in a convenient place at the main office of the association, and may be inspected by all shareholders during banking hours.

Section 9.2. Amendments. The Bylaws may be amended, altered, or repealed, at any regular meeting of the Board, by a vote of a majority of the total number of the directors or at a meeting of shareholders, duly called and held, by a majority of the stock represented at such meeting

I, Helen Kujawa, certify that: (1) I am the duly constituted Corporate Secretary of HSBC Bank USA, National Association, and as such officer am an official custodian of its records; (2) the foregoing Bylaws are the Bylaws of the association, and all of them are now lawfully in force and effect.

I have hereunto affixed my official signature and the seal of the association, in the city of Buffalo, New York, on this 17th day of August, 2004.

/s/ HELEN KUJAWA
Corporate Secretary

(Seal of Bank, if

customary)

Exhibit T1A (vii)

Federal Financial Institutions Examination Council

Board of Governors of the Federal Reserve System

OMB Number: 7100-0036

Federal Deposit Insurance Corporation

OMB Number: 3064-0052

Office of the Comptroller of the Currency

OMB Number: 1557-0081

Expires April 30, 2006

	Please refer to page i, Table of Contents, for the required disclosure of estimated burden.	1

Consolidated Reports of Condition and Income for

A Bank With Domestic and Foreign Offices—FFIEC 031

Report at the close of business March 31, 2004	(19980930) (RCRI 9999)

This report is required by law; 12 U.S.C. §324 (State member banks); 12 U.S.C. §1817 (State nonmember banks); and 12 U.S.C. §161 (National banks).	This report form is to be filed by banks with branches and consolidated subsidiaries in U.S. territories and possessions, Edge or Agreement subsidiaries, foreign branches, consolidated foreign subsidiaries, or International Banking Facilities.

NOTE: The Reports of Condition and Income must be signed by an authorized officer and the Report of Condition must be attested to by not less than two directors (trustees) for State nonmember banks and three directors for State member and National Banks.

I,                 Joseph R. Simpson, Controller

          Name and Title of Officer Authorized to Sign Report

Of the named bank do hereby declare that these Reports of Condition and Income (including the supporting schedules) have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true to the best of my knowledge and believe.

/s/ Joseph R. Simpson

Signature of Officer Authorized to Sign Report

5/14/04

Date of Signature

The Reports of Condition and Income are to be prepared in accordance with Federal regulatory authority instructions.

We, the undersigned directors (trustees), attest to the correctness of this Report of Condition (including the supporting schedules) and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

/s/ Sal H. Alfieri Director (Trustee) /s/ Bernard J. Kennedy Director (Trustee) /s/ Martin Glynn Director(Trustee)

Submission of Reports

Each Bank must prepare its Reports of Condition and Income either:

(a)    in electronic form and then file the computer data file directly with the banking agencies’ collection agent, Electronic Data System Corporation (EDS), by modem or computer diskette; or

(b)    in hard-copy (paper) form and arrange for another party to convert the paper report to automated for. That party (if other than EDS) must transmit the bank’s computer data file to EDS.

For electronic filing assistance, contact EDS Call report Services, 2150 N. Prospect Ave., Milwaukee, Wl 53202, telephone (800) 255-1571.

To fulfill the signature and attestation requirement for the Reports of Condition and Income for this report date, attach this signature page to the hard-copy of the completed report that the bank places in its files.

FDIC Certificate Number 00589 http://WWW.BANKING.US.HSBC.COM Primary Internet Web Address of Bank (Home Page), if any (TEXT 4087) (Example: www.examplebank.com)	HSBC Bank USA Legal Title of Bank (TEXT 9010) Buffalo City (TEXT 9130) N.Y. 14203 State Abbrev. (TEXT 9200) ZIP Code (TEXT 9220)

Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency

REPORT OF CONDITION

Consolidated domestic subsidiaries

HSBC Bank USA                                                  of Buffalo

  Name of Bank                                                          City

in the state of New York, at the close of business March 31, 2004

		Thousands of dollars
ASSETS
Cash and balances due from depository institutions:
a. Non-interest-bearing balances currency and coin		$2,445,482
b. Interest-bearing balances		724,042
Held-to-maturity securities		4,516,506
Available-for-sale securities		12,610,486
Federal funds sold and securities purchased under agreements to resell:
a. Federal funds sold in domestic offices		1,280,000
b. Securities purchased under agreements to resell		2,553,579
Loans and lease financing receivables:
Loans and leases held for sale		$1,387,114
Loans and leases net of unearned income	$50,804,587
LESS: Allowance for loan and lease losses	356,202
Loans and lease, net of unearned income, allowance, and reserve		$50,448,385
Trading assets		16,674,422
Premises and fixed assets		656,161
Other real estate owned		12,080
Investments in unconsolidated subsidiaries		261,586
Customers’ liability to this bank on acceptances outstanding		49,956
Intangible assets: Goodwill		2,172,973
Intangible assets: Other intangible assets		422,358
Other assets		3,651,155
Total assets		99,867,085
LIABILITIES
Deposits:
In domestic offices		45,681,355
Non-interest-bearing	6,730,958
Interest-bearing	38,950,397
In foreign offices		23,356,1001
Non-interest-bearing	496,651
Interest-bearing	22,859,449
Federal funds purchased and securities sold under agreements to repurchase:
a. Federal funds purchased in domestic offices		188,845
b. Securities sold under agreements to repurchase		214,973
Trading Liabilities		11,997,369
Other borrowed money		4,037,009
Bank’s liability on acceptances		49,956
Subordinated notes and debentures		2,533,298
Other liabilities		3,501,042

Total liabilities		91,559,947

Minority Interests in consolidated Subsidiaries		226
EQUITY CAPITAL
Perpetual preferred stock and related surplus		—
Common Stock		205,000
Surplus		6,928,952
Retained earnings		1,022,255
Accumulated other comprehensive income		150,705
Other equity capital components		—
Total equity capital		8,306,912
Total liabilities, minority interests and equity capital		99,867,085